Exhibit 12.1

Statement Re Computation Of Ratios

This schedule contains financial information extracted from the Registrant's Financial Statements as of December 31, 2004 and 2003 and is qualified in its entirety by reference to such Financial Statements:

	December 31, 2004	December 31, 2003
	(restated)
Current Ratio:

The ratio of current assets divided by current liabilities -

Current assets (numerator)	$7,531,272	$950,468
Current liabilities (denominator)	4,171,431	713,576

Current ratio	1.81	1.33

Working Capital:

Current Assets minus Current Liabilities

Current assets	$7,531,272	$950,468
Current liabilities	4,171,431	713,576

Working Capital	3,359,841	236,892